UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ________)
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MERCER INTERNATIONAL INC.
(Name of Registrant as Specified in its Charter)
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TABLE OF CONTENTS

PROXY STATEMENT
COMMONLY ASKED QUESTIONS AND ANSWERS
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTORS’ COMPENSATION AND SHAREHOLDING REQUIREMENT
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
PROPOSAL 2 INDEPENDENT ACCOUNTANTS AND AUDITORS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS
       MERCER INTERNATIONAL INC.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, JUNE 12, 2006
TO: The shareholders of Mercer International Inc.
      NOTICE IS HEREBY GIVEN that the 2006 annual general meeting of shareholders of Mercer International Inc. (the “Company”) is to be held on June  12, 2006 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) (the “Meeting”) for the following purposes:

1.	To elect the directors of the Company for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company; and

3.	To transact such other business as may properly come before the Meeting or any adjournment, postponement or rescheduling thereof.
      The board of directors has fixed the close of business on April 26, 2006 as the record date for the determination of shareholders entitled to vote at the Meeting or any adjournment, postponement or rescheduling thereof.
      A proxy statement dated April 27, 2006, a proxy card and our annual report for 2005 accompany this notice of annual general meeting of shareholders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee

Jimmy S.H. Lee
Chairman of the Board
April 27, 2006
WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, B.C. V6B 4N8
PROXY STATEMENT
General
      This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. (“Mercer” or the “Company”) of proxies for use at the annual general meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time), on June 12, 2006 (the “Meeting”), or any adjournment, postponement or rescheduling thereof. If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, $1.00 par value (the “Shares”) represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying notice of annual general meeting of Shareholders. Please see the Proxy for voting instructions.
      A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent Mellon Investor Services LLC, at P.O. Box 3315, South Hackensack, NJ 07606. A Proxy may also be revoked by attending the Meeting and voting Shares in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.
      The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Under applicable Washington State law, abstentions and broker non-votes will be counted for the purposes of establishing a quorum for the Meeting.
      Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.
      At a special meeting of Shareholders held on February 17, 2006, we received the required Shareholder approvals in connection with the conversion (the “Conversion”) of the Company from a business trust organized under the laws of the State of Washington to a Washington State corporation. The Conversion was completed effective March 1, 2006. The Conversion effected a change in our legal form, but did not result in any change in our business, management, fiscal year, accounting practices, assets or liabilities (except to the extent of legal and other costs of effecting the Conversion and maintaining ongoing corporate status) or location of the principal executive offices and facilities following consummation of the Conversion. We continue to operate under the name “Mercer International Inc.”, are engaged in the same business that we were engaged in prior thereto and our Shares are quoted and listed for trading on the NASDAQ National Market (the “NASDAQ”) and the Toronto Stock Exchange (the “TSX”), respectively. At the effective time of the Conversion, the incumbent trustees and officers of the business trust became our directors and officers.
      This Proxy Statement and accompanying Proxy and our annual report for 2005 will be mailed to Shareholders commencing on or about May 29, 2006. The close of business on April 26, 2006 has been fixed as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 33,169,140 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; and (ii) ratify the selection of Deloitte & Touche LLP as our independent auditors. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	You may vote by mail.

Complete, date, sign and mail the Proxy to our registrar and transfer agent Mellon Investor Services LLC, at P.O. Box 3315, South Hackensack, NJ 07606, in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

You may vote in person at the Meeting.

If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/ dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	You may revoke your Proxy and change your vote at any time before completion of voting at the Meeting. You may do this by:

• sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

• signing another Proxy with a later date and sending it to our registrar and transfer agent at the address set out above before the date of the Meeting; or

• voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/ dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

• is present and votes in person at the Meeting; or

• has properly submitted a Proxy.

Abstentions and broker non-votes (Shares held by a broker/ dealer or other nominee that are not voted because the broker/ dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

Q:	How many votes are required to elect directors?

A:	In February 2006, the board of directors (the “Board”) adopted new corporate governance guidelines regarding director elections. The guidelines provide that in an uncontested election any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to the governance and nominating committee (the “Governance Committee”) which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a Securities and Exchange Commission (“SEC”) filing.

Q:	How many votes are required to adopt the other proposal?

A:	The ratification of Deloitte & Touche’s appointment requires the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our corporate governance guidelines). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposal to ratify the selection of our independent auditors. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be counted as a “For” vote in favor of each proposal.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters for you.
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
      There were 33,169,140 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote at the Meeting.
      The following table sets forth certain information regarding the beneficial ownership of our Shares as of April 27, 2006 by each Shareholder known by us to own more than five percent of our outstanding Shares. The following is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

	Number of	Percentage of
Name and Address of Owner	Shares Owned	Outstanding Shares

Peter R. Kellogg(1)	6,038,232	13.8%
120 Broadway, 6th Floor
New York, NY 10271
Greenlight Capital, L.L.C.(2)	3,961,497	9.0%
420 Lexington Avenue
Suite 875
New York, NY 10170
Royal Bank of Canada(3)	2,245,456	6.8%
20 King Street West
9th Floor
Toronto, Ontario
Canada M5H 1C4
KPMG Inc. (as Receiver of	2,124,589	6.4%
Stone Venepal (Celgar) Pulp Inc.)
777 Dunsmuir Street, PO Box 10426
Suite 900
Vancouver, British Columbia
Canada V7Y 1K3
Franklin Resources, Inc.(4)	3,037,326	6.9%
One Franklin Parkway
San Mateo, CA 94403-1906
Coghill Capital Management, LLC(5)	1,950,439	5.9%
One North Wacker Drive, Suite 4350
Chicago, IL 60606
Atticus Management LLC(6)	2,092,287	6.3%
152 West 57th Street, 45th Floor
New York, NY 10019
Platinum Asset Management LLC	1,691,045	5.1%
Level 4, 55 Harrington Street
Sydney, NSW 2000, Australia

(1)	Filed jointly with IAT Reinsurance Company Ltd. The number of Shares owned includes 1,645,161 Shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding Shares owned gives pro forma effect to the 10,645,155 Shares issuable upon conversion of the convertible senior subordinated notes.

(2)	Filed jointly by Greenlight Capital, L.L.C., Greenlight Capital, Inc. and David Einhorn. The number of Shares owned includes 2,066,667 Shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding Shares owned gives pro forma effect to the 10,645,155 Shares issuable upon conversion of the convertible senior subordinated notes.

(3)	Includes an aggregate 159,519 Shares owned by three wholly owned subsidiaries of the Royal Bank of Canada.

(4)	Filed jointly with Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. The number of Shares owned includes 903,226 Shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding Shares owned gives pro forma effect to the 10,645,155 Shares issuable upon conversion of the convertible senior subordinated notes.

(5)	Filed jointly with CCM Master Qualified Fund, Ltd. and Clint D. Coghill.

(6)	Filed jointly with Timothy R. Barakett.

PROPOSAL 1
ELECTION OF DIRECTORS
      In accordance with our articles of incorporation and bylaws, as amended, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the current number of directors at six (6). Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. All of the nominees are currently directors of the Company. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor shall have been elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.
      The Board has determined that each of our nominee directors, other than our chief executive officer, Mr. Lee, is independent under applicable laws and regulations and the listing requirements of the NASDAQ.
Nominees for Election as Directors
      Jimmy S.H. Lee, age 49, has been a director since May 1985 and chairman, president and chief executive officer since 1992. During Mr. Lee’s tenure with the Company, the Company acquired the Rosenthal mill, converted the Rosenthal mill to the production of kraft pulp, constructed and started up the Stendal mill and acquired the Celgar mill.
      Kenneth A. Shields, age 57, has been a director and lead director since August 2003 and in February 2006 he was appointed deputy chairman. Mr. Shields currently serves as a member of the Board of Raymond James Financial, Inc. and is a non-executive director of its Canadian subsidiary, Raymond James Ltd. Mr. Shields is also a director of TimberWest Forest Corp. and a Director of the Council for Business and the Arts in Canada. Additionally, Mr. Shields has served as past Chairman of the Investment Dealers Association of Canada and Pacifica Papers Inc., and is a former director of each of Slocan Forest Products Ltd. and the Investment Dealers Association of Canada.
      William D. McCartney, age 50, has been a director since January 2003. Mr. McCartney has been president and chief executive officer of Pemcorp Management Inc., a management services company, since 1990. Mr. McCartney is a director of Southwestern Resources Corp., where he has served since March 2004. Mr. McCartney is also a member of the Institute of Chartered Accountants in Canada.
      Guy W. Adams, age 55, has been a director since August 2003. Mr. Adams is the managing member of GWA Investments, LLC, referred to as “GWA”, and GWA Capital Partners, LLC, where he has served since 2002, and is the managing member of GWA Master Fund, LP since October 2004. GWA is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization. In 2003, Mr. Adams was initially nominated for election pursuant to a settlement agreement entered into between us and Greenlight Capital, Inc. and Greenlight Capital, LLC. Mr. Adams is also a director of Exar Corporation.
      Eric Lauritzen, age 68, has been a director since June 2004. Mr. Lauritzen was president and chief executive officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the TSX and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was vice president, pulp and paper marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the TSX and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.
      Graeme A. Witts, age 67, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales.
Majority Withheld Policy in Uncontested Director Elections
      In order to provide Shareholders with a meaningful role in the outcome of director elections, the Board has adopted a provision on voting for directors in uncontested elections as part of our corporate governance guidelines. In general, this provision provides any nominee in an uncontested election who receives more votes “Withheld” from his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. The Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If the Board has decided to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our corporate governance guidelines which can be found at the “Governance Guidelines” link on our website at www.mercerint.com.
Executive Officers
      The following provides certain background information about each of our executive officers:
      David M. Gandossi, age 48, has been secretary, executive vice-president and chief financial officer since August 15, 2003. Mr. Gandossi was formerly the chief financial officer and executive vice-president of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as chief financial officer, vice-president, finance and secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the TSX, from December 1999 to August 2001 and controller and treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as controller, treasurer and secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of controller and treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the TSX. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

      Leonhard Nossol, age 48, has been our group controller for Europe since August 2005. He has also been a managing director of Rosenthal since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of the Rosenthal mill to the production of kraft pulp in 1999 and the related increase in the mill’s annual production capacity to 280,000 ADMTs, and subsequently to 310,000 ADMTs, as well as the reduction in production costs at the mill.
      David Brien, age 46, has been vice-president, controller of Mercer since August 2005 and vice-president, finance and administration of Zellstoff Celgar Limited, our wholly owned subsidiary that operates the Celgar mill, since February 2005. Mr. Brien was formerly the chief financial officer of Celgar from September 2001 through to February 2005. Mr. Brien previously served as senior vice-president and chief financial officer of Crown Packaging Ltd., a corrugated and specialty packaging company, from January 1997 to July 2001. From 1995 to 1997, he served as the chief financial officer and corporate controller of Finlay Forest Industries, a newsprint and sawmilling company that is currently owned by Abitibi Consolidated. Mr. Brien is a member of the Institute of Chartered Accountants in Canada.
      David M. Cooper, age 52, has been vice president of sales and marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world in Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 23 years of diversified experience in the international pulp and paper industry.
      Eric X. Heine, age 42, has been vice president of sales and marketing for North America and Asia since June 2005. Mr. Heine was previously vice president pulp and international paper sales and marketing for Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 18 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.
      Werner Stüber, age 64, has been vice president of technical support and pulp operations since August 2005. Mr. Stüber was previously a managing director of our Rosenthal mill from 1996 to 2005. Mr. Stüber had a significant involvement in the conversion of the Rosenthal mill to the production of kraft pulp in 1999 and the related increase in the mill’s annual production capacity to 280,000 ADMTs, and subsequently to 310,000 ADMTs, as well as the reduction in production costs at the mill.
      Wolfram Ridder, age 44, was appointed vice president of business development in August 2005, prior to which he was a managing director of Stendal, our 63.6% owned project subsidiary that has completed construction of a new state-of-the-art NBSK kraft pulp mill near the town of Stendal, Germany, from July 2002. Mr. Ridder was the principal assistant to our chief executive officer from November 1995 until September 2002.
      Ulf Johannson, age 56, was appointed a managing director of Stendal in July 2003. From 1996 to 2003, Mr. Johannson was a director of Sodra Cell AB, a large Swedish forestry company, and resident manager of the company’s Monsteras mill. He was responsible for all large expansion projects of Sodra Cell, including with respect to the increase in the annual production capacity at the Monsteras mill from approximately 300,000 ADMTs to approximately 750,000 ADMTs.
INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES
      Our Board has developed corporate governance guidelines in respect of: (i) the duties and responsibilities of the Board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-management directors. A copy of our corporate governance guidelines can be found at the “Governance Guidelines” link on our website at www.mercerint.com.

Directors’ Meetings Attended in 2005
      The Board met 13 times during 2005 and each current member of the Board attended 75% or more of the total number of such meetings and meetings of the committees of the Board on which they serve. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible. Six directors attended the annual meeting held in June, 2005.

	Board	Committee
Director	Meetings	Meetings

Jimmy S.H. Lee	13 of 13	N/A
Kenneth A. Shields	13 of 13	3 of 3
William D. McCartney	13 of 13	7 of 7
Guy W. Adams	12 of 13	3 of 3
Eric Lauritzen	13 of 13	9 of 9
Graeme A. Witts	13 of 13	7 of 7
Executive Sessions
      Executive sessions of non-management directors without management present are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. The lead director, with input from other directors, develops the agenda for and presides over these meetings. Meetings are also held formally and informally from time to time with the chief executive officer for general discussions of relevant subjects.
Corporate Governance
      In February 2006, as part of our Board’s ongoing review of our governance practices and conversion from a Massachusetts business trust to a Washington State corporation, we adopted new corporate governance guidelines. A copy of the corporate governance guidelines is available at the “Governance Guidelines” link on our web site at www.mercerint.com.
      In 2006, our Board implemented several corporate governance initiatives including:

•	eliminating our staggered Board so that all directors are now elected annually beginning at this Meeting.

•	establishing a new guideline which provides that in an uncontested election any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” will promptly tender his or her resignation. The Board’s Governance Committee will consider the resignation and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days after certification of the shareholder vote and we will publicize the Board’s decision. See “Majority Withheld Policy in Uncontested Director Elections”.

•	establishing a position of deputy chairman and lead director and broadening the scope and duties of such position.

•	adopting guidelines that non-employee directors should within three years of becoming a director own a minimum number of shares equal in value to three times the amount of their annual cash retainer.
Standing Committees
      Our Board currently has established four standing committees: the audit committee, the compensation committee (the “Compensation Committee”), the Governance Committee and the health, safety and environmental committee. Each committee member, other than certain members of the health, safety and environmental committee, is independent under applicable laws and regulations and the listing requirements of the NASDAQ. Copies of the respective terms of reference of such committee are part of the corporate governance guidelines available at the “Governance Guidelines” link on our website at www.mercerint.com.

Committee	Current Members	Primary Responsibilities

Audit Committee (met 7 times in 2005)	William D. McCartney(1)(2) Graeme A. Witts(2) Eric Lauritzen	• Meet with, and review the results of the audit of our financial statements performed by the independent public accountants; and
• Recommend the selection of independent public accountants.
Compensation Committee (met 3 times in 2005)	Eric Lauritzen(1) Kenneth A. Shields Guy W. Adams	• Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs; and
• Approve all compensation actions relating to executive officers.
Governance Committee (the Governance Committee met in conjunction with each duly convened meeting of the independent directors of the Board which met 13 times in 2005)	Kenneth A. Shields(1) Graeme A. Witts William D. McCartney	• Manage the corporate governance system of the Board;

• Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;
• Assist in the creation of a corporate culture and environment of integrity and accountability;
• In conjunction with the lead director, monitor the quality of the relationship between the Board and management;
• Review management succession plans;
• Recommend to the Board nominees for appointment to the Board;
• Lead the Board’s annual review of the chief executive officer’s performance; and
• Set the Board’s forward meeting agenda.
Health, Safety and Environmental Committee (formed in 2006)	Jimmy S.H. Lee Eric Lauritzen	• Review and approve, and if necessary revise, the health, safety and environmental policies and environmental compliance programs of the Company;

Committee	Current Members	Primary Responsibilities

• Monitor the Company’s health, safety and environmental management systems including internal and external audit results and reporting; and
• Provide direction to management on the frequency and focus of external independent health, safety and environmental audits.

(1)	Chairman of the committee.

(2)	A “financial expert” within the meaning of such term under the Sarbanes Oxley Act of 2002.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee currently consists of Eric Lauritzen, Kenneth A. Shields and Guy W. Adams. No member of the Compensation Committee is a current or former employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board or compensation committee of any other company and no such interlocking relationship has existed in the past.
Complaint Procedure
      The audit committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the audit committee, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.
Directors’ Nominations
      The Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Governance Committee in consultation with our chairman and chief executive officer. The Governance Committee will recommend to the Board a nominee to fill a vacancy on the Board and will also annually evaluate and recommend to the Board nominees for election as directors at annual meetings of Shareholders.
      The Governance Committee believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance Committee considers include leadership, judgment, integrity, independence and high personal and professional ethics. Nominees considered by the Governance Committee are those that also possess a mix of experience and related attributes, including general business experience, industry knowledge, financial acumen, special business experience and expertise.

      The Governance Committee may seek recommendations or receive recommendations for Board candidates from various sources, including the Company’s directors, management and Shareholders. The Governance Committee may also engage a professional search firm.
      The Governance Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the secretary of the Company as described below. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance Committee to determine if the candidate meets the criteria for Board membership described above. The Governance Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director.
Shareholder Communications with Board
      Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the audit committee as described above) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the lead director, (ii) attempt to handle the inquiry directly where it is a request for information about the Company, or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically and each such correspondence will be made available to any director upon request.
DIRECTORS’ COMPENSATION AND SHAREHOLDING REQUIREMENT
Directors’ Compensation
      Our directors, other than our lead director, receive $20,000 annually for their services plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our lead director, Mr. Shields, receives $55,000 annually for his services but is not compensated for attending meetings of directors. We also reimburse our directors and officers for expenses incurred in connection with their duties as our directors and officers. The chairman of the audit committee receives $15,000 annually and the chairman of each of the other committees (other than if the lead director is the Chairman) receives $5,000 annually for their services in that regard.
      In addition, under our 2004 stock incentive plan, immediately after each annual meeting of Shareholders subsequent to the annual meeting held in June 2004, each of our non-employee directors who is not elected to the Board for the first time at such annual meeting and who will continue to serve as a member of the Board after the meeting, receives 2,500 restricted shares for their services, provided that each such director has served on the Board for at least six months. Pursuant to our 2004 stock incentive plan, each of Messrs. McCartney, Witts, Lauritzen and Adams received 2,500 restricted shares in June 2005 for their services (as directors), which vest in June 2006, and, in July 2005, Mr. Witts received 685 restricted shares for his additional services which vested in January 2006.

Director Compensation Table
      The following table sets forth information regarding compensation paid to our directors during the most recently completed fiscal year.

		Cash	Equity	All Other
	Total	Compensation	Compensation	Compensation
Name	($)	($)(1)	($)(2)	($)

William D. McCartney(3)	97,950	55,000	17,950	25,000
Kenneth A. Shields	55,000	55,000	—	—
Guy W. Adams	50,950	33,000	17,950	—
Eric Lauritzen(4)	62,950	40,000	17,950	5,000
Graeme A. Witts	67,868	45,000	22,868	—

(1)	Cash Compensation includes $20,000 which is paid to each of our directors, other than our lead director, plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our lead director, Mr. Shields, receives $55,000 annually for his services but is not compensated for attending meetings of directors. The Chairman of the audit committee receives $15,000 annually and the chairman of each of the other committees (other than if the lead director is the Chairman) receives $5,000 annually for their services in that regard.

(2)	Equity Compensation includes 2,500 restricted shares which are granted to each of our non-employee directors after each annual meeting of Shareholders, subsequent to the annual meeting held in June 2004, provided that such non-employee director is not elected to the Board for the first time at such annual meeting, and who will continue to serve as a member of the Board after the meeting, and has been a director for at least six months. In July, Mr. Witts was granted a further 685 restricted shares in connection with a special assignment by the Board.

(3)	In 2005, Mr. McCartney was paid $25,000 for a special assignment by the Board.

(4)	In 2005, Mr. Lauritzen was paid $5,000 for a special assignment by the Board.
Shareholding Requirement
      Within three years of becoming a director or the coming into effect of the corporate governance guidelines, each non-employee director should own a minimum number of shares of our common stock which is equal in value to three times the amount of their annual cash retainer at the time the requirement was implemented. Directors are strongly encouraged to meet this new requirement within three years of becoming a director.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
      The following table sets forth information regarding the ownership of our Shares as of April 27, 2006 by: (i) each of our directors and executive officers; and (ii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

	Number of	Percentage of
Name of Owner	Shares Owned	Outstanding Shares

Jimmy S.H. Lee(1)	2,009,800	5.9%
Kenneth A. Shields(2)	100,000	*
Guy W. Adams(3)(4)	135,100	*
William D. McCartney(4)	7,500	*
Graeme A. Witts(4)	8,185	*
Eric Lauritzen(4)	11,500	*
David M. Gandossi(5)	130,000	*
Wolfram Ridder(6)	66,667	*
Leonhard Nossol(7)	38,334	*
David Brien(8)	10,000	*
Werner Stüber(9)	38,334	*
David M. Cooper(10)	10,000	*
Eric X. Heine	10,000	*
Ulf Johannson	—	—
Directors and Executive Officers as a Group (14 persons)(11)	2,575,420	7.5%

*	Less than 1%.

(1)	Includes 1,134,800 Shares, presently exercisable options to acquire up to 835,000 Shares and 40,000 restricted shares of beneficial interest granted by the Company in connection with Mr. Lee’s role as an executive officer of the Company. The restricted shares vest and become non-forfeitable in three equal annual installments on September 9, 2005, September 9, 2006 and September 9, 2007 unless a change in control of the Company occurs prior to such date, in which case such shares vest immediately upon the occurrence of such change in control. Mr. Lee purchased 350,000 of our Shares in February 2005 pursuant to our public offering of Shares.

(2)	Mr. Shields purchased 10,000 of our Shares in February 2005 pursuant to our public offering of Shares.

(3)	In August 2003, we issued options to purchase up to 225,000 Shares to GWA Investments, LLC, of which Mr. Adams is the managing member, and up to 100,000 Shares to Mr. Adams, each at an exercise price of $4.53 per Share. GWA Investments, LLC exercised its options in September 2003 and Mr. Adams exercised his options in March 2004.

(4)	In June 2005, 2,500 restricted Shares were granted to each independent director (other than the Lead Director) in connection with his role as an independent director of Mercer. These Shares vest and become non-forfeitable on June 15, 2006 unless a change in control of the Company occurs prior thereto.

(5)	Includes presently exercisable options to acquire up to 100,000 of our Shares.

(6)	Represents presently exercisable stock options. Mr. Ridder also has options to acquire a further 13,333 of our Shares which options vest as to 6,667 in September, 2006 and 6,666 in September, 2007.

(7)	Represents presently exercisable stock options. Mr. Nossol also has options to acquire a further 16,666 of our Shares which options vest as to 8,333 in September, 2006 and 8,333 in September, 2007.

(8)	In September, 2005, Mr. Brien was granted 10,000 restricted Shares in connection with his role as a senior executive of Mercer. These Shares vest in three equal installments on September, 2005, September, 2006 and September, 2007.

(9)	Represents presently exercisable stock options. Mr. Stüber also has options to acquire a further 16,666 of our Shares which options vest as to 8,333 in September, 2006 and 8,333 in September, 2007.

(10)	Represents presently exercisable stock options. Mr. Cooper also has options to acquire a further 20,000 of our Shares which options vest as to 10,000 in July, 2006 and 10,000 in July, 2007.

(11)	Includes presently exercisable stock options to acquire up to 1,088,335 of our Shares.
      The following table sets forth information as at December 31, 2005 regarding: (i) our 1992 amended and restated stock option plan (the “1992 Amended Option Plan”) under which options to acquire an aggregate of 3,600,000 of our Shares may be granted; and (ii) our 2004 stock incentive plan pursuant to which 1,000,000 of our Shares may be issued pursuant to options, stock appreciation rights and restricted Shares:

	Number of Shares to		Number of Shares
	be Issued Upon	Weighted-Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding Options	Outstanding Options	Under Plan

1992 Amended Option Plan	1,155,000	$6.69	130,500
2004 Stock Incentive Plan(1)	30,000	$7.30	814,315	(1)

(1)	An aggregate of 155,685 restricted Shares have been issued under the plan.
REPORT OF THE AUDIT COMMITTEE
      The audit committee is composed of independent directors under applicable laws and regulations and under a written charter. A copy of the charter is available at the “Audit Committee Charter” link on our website at www.mercerint.com. The audit committee reviews the Company’s financial reporting process on behalf of the Board. However, management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
      In this context, the audit committee has met and held discussions with management and the Company’s independent registered chartered accountants regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The audit committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered chartered accountants. The audit committee discussed with the independent registered chartered accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).
      In addition, the audit committee has discussed with the independent registered chartered accountants the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The audit committee also has considered whether the independent registered chartered accountants’ provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee has concluded that the Company’s independent registered chartered accountants are independent from the Company and its management.
      The audit committee discussed with the independent registered chartered accountants the overall scope and plans for their respective audits. The audit committee met with the independent registered chartered accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The audit committee has selected, and the Board has ratified, subject to Shareholder ratification, the selection of the Company’s independent registered chartered accountants.

William D. McCartney, Chairman
Graeme A. Witts
Eric Lauritzen
      The Report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except to the extent that the Company specifically incorporates the report by reference therein.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information regarding the annual compensation for each of the last three fiscal years paid to our chief executive officer, the chief financial officer and the next three most highest paid executive officers during the most recently completed fiscal year (collectively, the “Named Executive Officers”):

					Long-Term
	Annual Compensation				Compensation

				Other Annual	Securities	All Other
Name and		Salary	Bonus	Compensation	Underlying	Compensation	Total
Principal Position	Year	($)	($)	($)(6)	Options (#)	($)	($)

Jimmy S.H. Lee(1)	2005	404,581	186,730	93,365	40,000	—	1,001,476
Chief Executive Officer	2004	403,845	186,390	93,195	—	—	683,430
	2003	264,806	—	107,864	—	—	372,670
David M. Gandossi(2)	2005	264,114	123,803	12,380	30,000	29,713	667,610
Secretary, Executive	2004	245,908	61,477	—	—	—	307,385
Vice-President and	2003	228,352	53,520	—	100,000	—	452,085
Chief Financial Officer
Wolfram Ridder(3)	2005	298,768	49,795	26,267	20,000	—	434,830
Vice-President Business	2004	298,224	44,734	—	—	—	342,958
Development	2003	260,240	200,000	—	—	—	460,240
Leonhard Nossol(4)	2005	248,973	42,325	10,845	25,000	925	378,068
Group Controller,	2004	226,441	34,172	—	—	—	260,613
Europe and Managing	2003	190,617	15,885	—	—	—	206,502
Director of Rosenthal
Ulf Johannson(5)	2005	348,562	12,449	26,300	—	150,000	537,311
Managing Director	2004	347,928	—	—	—	186,390	534,318
of Stendal	2003	316,316	—	—	—	112,970	429,286

(1)	Pursuant to his employment agreement with us dated April 28, 2004, Mr. Lee was entitled to an annual base salary of €325,000, housing and other perquisites not to exceed in aggregate € 75,000 annually and other compensation as determined by the Compensation Committee. See “Executive Compensation — Employment Agreements”. The aggregate compensation under the column “Total” includes the sum of $316,800 which represents the monetary value of the 40,000 restricted shares granted to Mr. Lee in 2005.

(2)	Mr. Gandossi was appointed secretary, executive vice-president and chief financial officer in August 2003. The amounts presented for Mr. Gandossi for 2003 have been annualized. Pursuant to his employment agreement with us, Mr. Gandossi received a one-time signing bonus of CDN$75,000, is entitled to an annual base salary of CDN$330,000 and is entitled to participate in our bonus program. In September 2003, we granted to Mr. Gandossi options to acquire up to 100,000 of our Shares at an exercise price of $5.65 per Share exercisable as to one-third of the options granted on September 10, 2003 and one-third on each of September 10, 2004 and September 10, 2005. These options have a ten year term. In 2005, we contributed $13,618 to Mr. Gandossi’s RRSP and $16,095 to his pension which amounts are reflected in the column “All Other Compensation”. The aggregate compensation under the column “Total” includes the sum of $237,600 which represents the monetary value of the 30,000 restricted shares granted to Mr. Gandossi in 2005.

(3)	Mr. Ridder was appointed a managing director of Stendal in July 2002 for an indefinite term. In August of 2005, Mr. Ridder was appointed Vice President of Business Development for Mercer at which time Mr. Johannson became sole managing director of Stendal. The amounts presented for Mr. Ridder for 2002 have been annualized. Mr. Ridder is entitled to an annual base salary of € 240,000 and to participate in our bonus program. Mr. Ridder’s bonus in 2003 reflected his work and oversight in connection with the Stendal mill. The aggregate compensation under the column “Total” includes the sum of $60,000 which represents the monetary value of the 20,000 options granted to Mr. Ridder in 2005.

(4)	Mr. Nossol was appointed Group Controller for Europe in 2004 for an indefinite term and became sole managing director of Rosenthal in September, 2005. Mr. Nossol is entitled to an annual base salary of € 200,000 and to participate in our bonus program. In 2005, we contributed $925 to a defined contribution plan for Mr. Nossol. The aggregate compensation under the column “Total” includes the sum of $75,000 which represents the monetary value of the 25,000 options granted to Mr. Nossol in 2005.

(5)	Mr. Johannson was appointed a managing director of Stendal in July 2003 for an indefinite term. The amount presented for Mr. Johannson’s salary for 2003 has been annualized. Mr. Johannson is entitled to an annual base salary of € 280,000 and an annual bonus of up to 25% of his base salary, based upon certain performance targets. In addition, we agreed to make certain payments to Mr. Johannson relating to his retirement which are contributed to the pension arrangement in place for Mr. Johannson prior to his appointment at Stendal until he retires at age 62. In 2005, such payments amounted to $150,000.

(6)	Included in “Other Annual Compensation” for the fiscal year ended December 31, 2005 are perquisites which consist of the following:

		Housing &
		Overseas
Name	Auto	Allowance	Other

Jimmy S. H. Lee	—	93,365	—
David M. Gandossi	12,380	—	—
Wolfram Ridder	3,112	17,926	5,229 (health insurance)
Leonhard Nossol	10,845	—	—
Ulf Johannson	10,000	6,300	10,000 (travel)
Stock Options
      The following table provides information about the options granted during 2005 to our Named Executive Officers:

	Individual Grants

			% of Total Options
	Number of Securities		Granted to
	Underlying Options		Employees in	Exercise Price	Expiration	Grant Date
Name	Granted ($)		Fiscal Year	($/Share)	Date	Value ($)

Wolfram Ridder	20,000	(1)	15.4%	7.92	09/09/2015	60,000	(2)
Leonhard Nossol	25,000	(1)	19.2%	7.92	09/09/2015	75,000	(2)

(1)	The options are exercisable as to one-third of the options granted in September, 2005 and one third in each of September, 2006 and September, 2007.

(2)	Estimated as of the date of grant using the Black-Scholes model, based on the risk free interest rate of 4.125%, expected life of three years, expected volatility of 50.4% and expected dividend yield of 0.0%.
      The table below provides information regarding the exercise of options during 2005 by our Named Executive Officers and information with respect to unexercised options held by them at December 31, 2005:
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired on	Value	Options at	In-the-Money Options at
	Exercise	Realized	Fiscal Year-End (#)	Fiscal Year-End ($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Jimmy S.H. Lee	—	—	835,000/Nil	1,039,500/—
Chief Executive Officer
David M. Gandossi	—	—	100,000/Nil	221,000/—
Secretary, Executive
Vice-President and
Chief Financial Officer
Wolfram Ridder	—	—	66,667/13,333	89,100/—
Managing Director of Stendal
Leonhard Nossol	—	—	38,334/16,666	44,550/—
Group Controller, Europe
Ulf Johannson	—	—	—	—
Managing Director of Stendal
Indemnity Agreements
      We have entered into an indemnity agreement with each of our directors. We have agreed under each of these indemnity agreements to indemnify each of our directors against any and all claims and costs that are or may be brought against such director as a result of his being one of our directors, officers or employees or that of a company related to us. However, under the indemnity agreements, we are not obligated to indemnify a director against any claims or costs in certain instances, including if it is determined that the director failed to act honestly and in good faith with a view to our best interests, if the director failed to disclose his interest or conflicts as required under corporate legislation in Washington State or we are not permitted to indemnify the director under such legislation, or if the director has violated any insider trading rules under United States federal and state securities laws.
      If there is a change in control (as defined in the indemnity agreements) of the Company other than a change in control which has been approved by a majority of our directors, we are required to seek legal advice as to whether and to what extent a director would be permitted to be indemnified under applicable law. In addition, the agreements allow us to defend any claim made against a director.
Employment Agreements
      Mr. Lee is a party to an amended and restated employment agreement dated April 28, 2004 with us. The following summary of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to our Form 8-K dated and filed with the Commission on April 28, 2004. The agreement provided for a base salary of €325,000 annually, housing and other perquisites not to exceed in aggregate € 75,000 annually and other compensation as determined by the Board or the Compensation Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event. In addition, we may terminate Mr. Lee’s employment with cause. If Mr. Lee is terminated without cause or resigns for good reason, he shall be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.
      Mr. Gandossi is a party to an employment agreement dated effective August  15, 2003 with us. The following summary of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to our Form 8-K dated and filed with the Commission on August 11, 2003. The agreement generally provides, subject to certain termination provisions, for the continued employment of Mr. Gandossi as Chief Financial Officer, Executive Vice-President and Secretary for a period of 36 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. The agreement provides for an annual base salary of CDN$320,000 and a one-time signing bonus of CDN$75,000, the use of a vehicle and participation in our bonus program. The agreement contains change of control provisions pursuant to which, if in connection with or within eighteen months of a change of control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his current annual base salary plus the highest of (x) his then-current annual bonus, (y) his highest variable pay and annual incentive bonus for the last three years and (z) 50% of his current annual base salary. In addition, all unvested rights in any stock option or other benefit plans will vest in full. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of the good reason event. If Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change in control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement.
      Ulf Johannson is a party to an employment agreement dated effective July  1, 2003 with us. The following is a summary of certain terms of the agreement which does not purport to be complete. The agreement provides for a base salary of € 280,000 annually, an annual bonus of up to 25% of his base salary, depending upon certain performance targets, and certain perquisites including the use of a vehicle. We have also agreed to make certain payments to Mr. Johannson relating to his retirement which are contributed to the pension arrangement in place for Mr. Johannson prior to his appointment at Stendal until he retires at age 62. In addition, Mr. Johannson is entitled to certain medical coverage as well as certain directors’ and officers’ liability coverage under the agreement. The agreement may not be terminated prior to December 31, 2005 and thereafter requires six months’ written notice of termination, unless there is a change in control of the Company, in which case 12 months’ written notice of termination is required, other than for cause. The agreement automatically terminates at the end of the month in which Mr. Johannson turns 62 years old.
      Leonhard Nossol is a party to an employment agreement dated August 18, 2005. The following is a summary of certain terms of the agreement which does not purport to be complete. The agreement provides for an annual gross salary of € 200,000, an annual bonus based on two months’ salary which depends upon the economic performance of the Company and certain perquisites including the use of a vehicle. In addition, Mr. Nossol is entitled to certain medical coverage. We have also agreed that Mr. Nossol shall participate in any defined contribution program which is established for members of management.

Retirement Program for Selected Head Office Employees
      In February, 2006, the Compensation Committee approved and we adopted a retirement program for certain of the Company’s head office employees. The program’s principle points are as follows:
      Executive Employees — a contribution to an RRSP account with a financial institution in the name of the employee in an amount of 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (CDN$18,000 in 2006). For amounts in excess of the annual maximum RRSP limit, an unfunded notional account would be created on behalf of the executive at the same level of 10%. A notional growth rate would be applied to the funds based on a rate linked to the rate on the long term Government of Canada bonds, plus two percent. While the value of the notional account would grow on a tax-free basis while retained in the Company, the employee would be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).
      Non-Executive Employees — a contribution to an RRSP account with a financial institution in the name of the employee in an amount of 6% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit.
      The only Named Executive Officer participating in the retirement program is David Gandossi who, in 2005, was paid $29,713 under the terms of the retirement program.
REPORT OF THE COMPENSATION COMMITTEE
Compensation Committee
      The Compensation Committee is composed entirely of non-employee directors who are independent under applicable laws and regulations and the listing requirements of the NASDAQ. It is the Compensation Committee’s responsibility to review and approve the strategy and design of the Company’s compensation, equity based and benefits programs for the Company’s executive officers. The Compensation Committee also has the responsibility to approve all the compensation actions for executive officers. The compensation of our executive officers is evaluated on at least an annual basis by the Compensation Committee in consultation with management.
Compensation Philosophy
      Our compensation philosophy for executive officers is principally performance-based. As our operations are in Europe and North America, we also consider local market demands, availability of qualified management and the local cost of living. Our principal compensation objectives are to: (i) secure and retain the services of qualified executive officers, and (ii) create an environment in which such officers are motivated to achieve and maintain superior performance levels.
      To achieve the Company’s objectives, the Compensation Committee uses the following principles in the design and administration of our compensation programs:

•	Competitiveness. Executives’ total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent. A greater percentage of compensation for senior management should be tied to our performance to allow us to attract and retain employees with the skills essential for our long-term success;

•	Alignment to Shareholder Interests. Rewards should be linked to the creation of long-term shareholder value through the use of restricted shares and stock options.

•	Flexible Short-Term and Long-Term Incentives. Incentive plans should balance both fixed and variable and short and long-term compensation programs to support a performance-based culture;

•	Pay for Performance. Above-median compensation should be provided for superior performance; and

•	Employee Understanding. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance.
      Annual bonuses and long-term incentives, either in the form of stock options awarded under our 1992 Amended Option Plan or in the form of restricted shares, options and/or stock appreciation rights under our 2004 Stock Incentive Plan (together with our 1992 Amended Option Plan, the “Incentive Plans”), are considered where and as appropriate.
      The Compensation Committee has previously engaged and expects in the future to engage an outside compensation consultant to assist it in assessing the Company’s executive compensation programs, determining an appropriate peer group for comparison and assessing the structure of the Company’s executive compensation programs and the level of compensation paid to the Company’s executives.
Components of Executive Compensation
      Base Salaries. Base salaries for executive officers are based primarily upon job responsibilities, experience and performance, which involves an assessment of an executive officer’s skills, judgment, application of knowledge and support of corporate values and priorities. In addition, the impact an executive officer is expected to make to our business in the future is considered. The median peer group that the Compensation Committee uses for comparison purposes is comprised principally of public “mid-cap” North American forest products companies.
      Bonuses. Bonuses are awarded to executive officers based on the expectations of the directors and management for our financial and operating performance in a particular period and the contribution of an executive officer in achieving the Company’s goals. The Compensation Committee also considers the contribution of the executive officer to our business and operations generally.
      Incentive Grants. Executive officers may be granted long-term incentives in the form of stock options, restricted shares and/or stock appreciation rights under the Incentive Plans. Awards under our Incentive Plans are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets. Awards under our Incentive Plans generally produce value to executive officers if the price of our Shares appreciate, thereby directly linking the interests of executive officers with those of Shareholders through increased Share ownership.
Performance Measures
      In implementing our current compensation philosophy, the Compensation Committee considers: (i) our financial and operating targets for a period and the contributions of executive officers in achieving these targets, (ii) the contributions of executive officers to our business and operations generally, (iii) the contributions of executive officers to the successful completion of major transactions such as material acquisitions or financings, (iv) total shareholder return, and (v) the Company’s stock performance relative to its peers.
CEO Compensation
      In April 2006, the Compensation Committee awarded incentive payments and long-term incentives based on performance in 2005 to the chief executive officer (the “CEO”) of: (i) an increase in annual salary of 3% to €335,000; (ii) a bonus of € 150,000; and (iii) a restricted share grant of 40,000 shares of common stock, which was granted in August 2005. The increase in the CEO’s salary was principally tied to a cost of living adjustment.
      The Committee determined to provide the foregoing bonus and restricted share grant to the Chief Executive Officer for his role in leading and participating in: (i) the completion of the acquisition of the Celgar pulp mill and its subsequent integration with the Company’s overall operations, including the development of a $25 million capital improvement plan for the Celgar pulp mill to increase volume, improve quality and reduce costs; (ii) the completion of the significant equity and debt financings in conjunction with and to partially finance the Celgar mill acquisition; (iii) the establishment of a world-wide sales and marketing organization to coordinate the Company’s global pulp sales; (iv) improvements in the overall effectiveness of the integration of the Company’s European and Canadian management structures and improvements in forecasting and planning for compliance with the Sarbanes-Oxley Act of 2002; (v) the continued ramp up of the Stendal pulp mill substantially on plan, including as to production volumes and costs; (vi) effectively establishing and operating the Company’s carbon emissions program for its German pulp mills; (vii) establishing a high level of credibility with the financial community; and (viii) establishing measurable financial, operating and marketing targets for 2006.
      The above performance results were evaluated based on the overall judgment of the Committee with no fixed or specific weighting applied to each element of performance.
Other Executive Compensation
      The Committee also reviewed and determined the short-term and long-term compensation awards for the Company’s other executive officers. Bonuses and incentive awards for such executives were based upon their personal performance and roles, responsibilities and efforts relating to the performance results in respect of the CEO above. Again, the above performance results were evaluated based on the overall judgment of the Committee with no fixed or specific weighting applied to each element of performance.
Deductibility of Compensation
      Section 162(n) of the Internal Revenue Code limits to $1 million per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation and therefore it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1 million. Under IRS regulations, the spread compensation from options that meets certain requirements will not be subject to the $1 million cap on deductibility and it is the Company’s current policy generally to grant options that meet these requirements. To this end, both of the Company’s Incentive Plans have been approved by shareholders. However, in the future, the Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Submitted by the members of the Compensation Committee of the Board.

Eric Lauritzen, Chairman
Kenneth A. Shields
Guy W. Adams
      The Report of the Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

PERFORMANCE GRAPH
      The following graph compares the cumulative total shareholder return (share price appreciation plus dividends) with respect to our Shares with the cumulative total return of the NASDAQ Market Index and an additional group of peer companies which comprise Standard Industrial Classification Code 262 — Paper Mills, over the five years ending December 31, 2005. The companies which comprise SIC Code 262 are Abitibi-Consolidated Inc., American Israeli Paper, Bowater Inc., Bunzl PLC ADS, Chesapeake Corporation, Domtar Inc., Glatfelter, Kimberly Clark Corporation, Meadwestvaco Corp., Mercer International Inc., Neenah Paper Inc., Orchids Paper Products, Pope & Talbot Inc., Potlatch Corporation, Sappi Ltd. ADS, Schweitzer Mauduit International, Stora Enso OYJ, UPM Kymmene Corp. ADS, Votorantim Cellulose PAPL, Wausau Paper Corporation, and Weyerhaeuser Company.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MERCER INTERNATIONAL INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX
ASSUMES $100 INVESTED ON JANUARY 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDED DECEMBER 31, 2005
Comparison of Cumulative Total Return
of Company Industry Index and Broad Market

Company	2000	2001	2002	2003	2004	2005

Mercer International Inc.	100.00	93.98	69.16	80.00	134.16	99.02

SIC Code Index	100.00	97.53	87.48	111.51	126.33	115.81

Nasdaq Market Index	100.00	79.71	55.60	83.60	90.63	92.62

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
      Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the Commission and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers, other than Mr. Ridder and Mr. Nossol, filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2005. Mr. Ridder and Mr. Nossol were late in filing a Form 3 upon their respective appointments in their current positions with the Company.
PROPOSAL 2
INDEPENDENT ACCOUNTANTS AND AUDITORS
Ratification of Independent Auditors
      The Board requests that Shareholders ratify the selection of Deloitte & Touche LLP as our independent auditors as a matter of good corporate practice.
      We appointed Deloitte & Touche LLP as our independent auditors in place of Peterson Sullivan PLLC effective July 14, 2003 and received Shareholder ratification of such appointment at our annual meeting held in August 2003 and our annual meetings held in June 2004 and 2005. The appointment of Deloitte & Touche LLP was approved by the audit committee of our Board and the Board.
      Representatives of Deloitte & Touche LLP are not expected to be present at the Meeting.
      The selection of Deloitte & Touche LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favour of such ratification. OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.
      In the event Deloitte & Touche LLP are not ratified as our auditors at the Meeting, the audit committee will consider whether to retain Deloitte & Touche LLP or select another firm. The audit committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of Deloitte & Touche LLP at the Meeting.
Accountants’ Fees
      We paid the following fees to our accountants during the last two fiscal years for the services described below:

	Year Ended December 31,

	2005	2004

	Deloitte &	Deloitte &
	Touche LLP	Touche LLP

Audit Fees(1)	$1,562,930	$1,258,785
Audit-Related Fees(2)	80,727	340,452
Tax Fees(3)	5,517	15,367

	$1,649,174	$1,614,604

(1)	Represents fees for services rendered for the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees relating to an internal control study conducted pursuant to the Sarbanes-Oxley Act of 2002.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.
      Consistent with the Commission’s requirements regarding auditor independence, the audit committee of our Board has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the committee must pre-approve services prior to the commencement of the specified service. All services provided by Deloitte & Touche LLP subsequent to July 14, 2003 have been pre-approved by the audit committee.
FUTURE SHAREHOLDER PROPOSALS
      Any proposal which a Shareholder wishes to include in the Proxy Statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2007 must be received by the Company on or before December 28, 2006. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such Proxy Statement and proxy in accordance with applicable law. A Shareholder that wishes to present a proposal at the annual Shareholders’ meeting to be held in 2007 must submit such proposal to the Company on or before April 7, 2007 or management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent to the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C. V6B 4N8, Canada.
OTHER MATTERS
      The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.
      Our annual report for 2005 (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2005) will be mailed to Shareholders with this Proxy Statement. Shareholder Information, c/o Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, V6B 4N8, Canada (tel: (604) 684-1099). This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2005 are also available on the Commission’s website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS
Date: April 27, 2006

PROXY
MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, British Columbia
Canada, V6B 4N8
THIS PROXY IS SOLICITED ON BEHALF OF THE
DIRECTORS OF MERCER INTERNATIONAL INC.
      The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and to vote as designated below all the common shares of Mercer International Inc. held of record by the undersigned on April 26, 2006 at the Annual General Meeting of Shareholders to be held on June 12, 2006, or any adjournment, postponement or rescheduling thereof.

1.	Election of Directors

FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below	☐

(Instruction: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below.)

Jimmy S.H. Lee	Guy W. Adams
Kenneth A. Shields	Eric Lauritzen
William D. McCartney	Graeme A. Witts

2.	Ratification of the Selection of Deloitte & Touche LLP as Independent Auditors
For                    ☐                              Against                    ☐                              Abstain                    ☐

3.	In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the Meeting.
      This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the matters to be voted upon at the Meeting.
      Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2006
Signature

Print Name

Signature, if jointly held

Print Name

Number of shares held
Please mark, sign, date and return this Proxy promptly using the enclosed envelope.